EXHIBIT 10.10

Executive Compensation Arrangements

The Company’s compensation program can be generally described as being comprised of two primary components: (a) base salary and benefits, and (b) executive incentive compensation programs. Base salary and benefits include items such as retirement plan benefits and insurance programs, and are intended to adequately compensate executive officers and employees for capable performance of their core duties and responsibilities associated with their positions. Named executive officer, Messrs Murphy and Shencavitz and six other participating officers participated in a three-tiered executive incentive plan for 2005. The first tier provided for an incentive payment determined by meeting a certain earnings threshold. The second tier provided for an additional incentive payment based upon individually assigned goals such as loan and deposit growth, quality measures, and implementation of strategic plan initiatives. A third tier represented payments for achieving financial results in excess of 10% over 2004 net income results. Individual payments to named executive officers, Messrs Murphy and Shencavitz, along with other participating officers, under this three-tier program ranged from 9.95% to 13.95% of base salary.

Mr. Hurley did not participate in the above-described incentive programs for 2003, 2004 or 2005. He participated in an individually designed "pay for performance" program spanning 2004 and 2005, resulting in a payment of 25% of salary in 2005. Mr. Read did not participate in any plan for 2005.